Exhibit 10.6

COMBINATION AMENDED AND RESTATED CONVERTIBLE PROMISSORY NOTE

For valuable consideration, including but not limited to loans from Heron Enterprises, LLC, a Minnesota limited liability company, and its successors and assigns (“Lender”), to Riverside Manufacturing, Inc., a Minnesota corporation (“Borrower”), in the aggregate amount of $242.087.00, the receipt and sufficiency of which is acknowledged, the $60,000.00 Secured Promissory Note dated October 13, 2011, the $30,000.00 Secured Promissory Note dated October 13, 2011, and the $20,000.00 Secured Promissory Note dated October 13, 2011, of Borrower payable to the order of Lender, are amended and restated by this Combination Amended and Restated Secured Promissory Note (the “Promissory Note”) as follows:

$267,087.00	August 15, 2012

FOR VALUABLE CONSIDERATION, Borrower promises to pay to the order of Lender the principal sum of $267,087.00, or so much thereof as has been advanced by Lender, together with interest on the unpaid principal balance thereof, outstanding from time to time, at a rate of 4.25% per annum; provided that the interest rate shall increase to 12% per annum during any time that Borrower is in default under this Promissory Note. As of June 15, 2012, $242,087.00 has been advanced by Lender to Borrower under this Promissory Note. In addition, upon acceptance and execution of an Offer in Compromise by Borrower and the Internal Revenue Service (the “OIC”), and subject to Lender’s approval of the OIC, Lender shall advance an additional sum of $25,000 (the “OIC Advance”), which shall be added to the outstanding principal balance of this Promissory Note and shall be payable in accordance to the terms of this Promissory Note. The OIC Advance, if any, may be paid directly to the Internal Revenue Service by Lender as a payment for Borrower’s benefit under the OIC.

Upon issuance of 1 share of Borrower’s common stock to Scott Robertson (“Robertson”) pursuant to that certain Stock Purchase Agreement among Borrower, Robertson, and Sheldon Mayer of even date herewith (the “Stock Purchase Agreement”) the outstanding principal balance of this Promissory Note shall be reduced by $3,159.33.

Commencing on the earlier of January 1, 2013 or the first day of the calendar month following the OIC Advance, and continuing on the first day of each calendar month until the entire principal balance of this Promissory Note and all accrued interest is paid in full, Borrower shall pay to Lender $2,447.52; provided that if Lender makes the OIC Advance, then the monthly payment shall increase to $2,703.61. Borrower shall pay to the Lender a late charge of five percent (5%) of any installment not received by the Lender within ten (10) days after the installment is due.

On December 1, 2022 (“Maturity Date”), Borrower shall pay Lender the entire principal balance then remaining unpaid and not converted together with accrued and unpaid interest.

Lender shall have the right, at any time prior to the Maturity Date, to acquire up to 84 shares of Borrower’s common stock by converting up to $263,927.67 of the unpaid principal balance of this Promissory Note and accrued interest into shares of Borrower’s common stock (the “Conversion Right”) at a conversion price of $3,159.33 per share (the “Conversion Price”). Conversion shall be effected by delivery to Borrower of written notice specifying the amount of principal and interest to be converted (the “Conversion Notice”) Borrower shall deliver to

Lender certificates representing the number of shares of common stock to be issued (the “Conversion Shares”), registered in the name of Robertson, Lender’s sole member, within five (5) business days of Borrower’s receipt of the Conversion Notice (the “Delivery Date”). Such shares shall be fully paid, duly issued, and nonassessable. Conversion Shares shall also be subject to the terms of Borrower’s Shareholders’ Agreement. Borrower shall make an appropriate adjustment in the Conversion Price and shares subject to conversion in the event of merger, consolidation, stock split, stock dividend, or reclassification. Borrower affirms that as of the date of the Conversion Notice all representations and warranties contained in the Stock Purchase Agreement are true and correct, and such representations and warranties are incorporated into the Promissory Note by this reference. Upon exercise of the Conversion Right and Robertson’s receipt of the Conversion Shares, the unpaid principal balance of this Promissory Note shall be reduced by the amount of principal converted in accordance with the Conversion Notice.

Borrower understands that a delay in the delivery of the Conversion Shares beyond the Delivery Date could result in unanticipated costs and economic loss to Robertson. If Borrower fails to deliver the Conversion Shares pursuant to the Conversion Notice prior to 5:00 p.m. (Central) on the Delivery Date, as compensation to Robertson for such costs and loss, Borrower agrees to pay late payments to Robertson for late issuance of the Conversion Shares in the amount equal to the greater of: (i) $500 per day after the Delivery Date; or (ii) the Robertson’s actual damages from such delayed delivery. Failure to deliver the Conversion Shares by the Delivery Date shall also be a default under this Promissory Note.

At any time prior to the Maturity Date, upon the written consent of Lender (which consent may be granted or withheld in Lender’s sole discretion). Borrower may prepay the principal balance then remaining unpaid, in multiples of $1,000, together with accrued interest.

If (a) Borrower shall fail to make payment when due, whether by acceleration or otherwise, of any principal or interest under this Promissory Note, or (b) Borrower makes any assignment for the benefit of its creditors or any bankruptcy, insolvency, receivership, dissolution, liquidation or similar proceeding is commenced by or against law by or against Borrower, or (c) Borrower shall fail to deliver the Conversion Shares by the Delivery Date, then, in addition to the other remedies provided in this Promissory Note, the entire outstanding principal balance of this Promissory Note and all accrued interest shall automatically become immediately due and payable; provided that Lender shall have the right to convert all or any portion of the entire outstanding balance in lieu of accepting payment of the entire outstanding balance. Borrower agrees to pay Lender’s costs of collection, including reasonable attorneys’ fees, upon failure of Borrower to comply with its obligations under this Promissory Note when due, whether or not legal proceedings are commenced. Borrower waives demand, presentment for payment, protest, and notice of dishonor, and consents to any extensions or renewals of this Promissory Note without notice.

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IN WITNESS WHEREOF, this instrument has been executed as of the day and year set forth above.

Riverside Manufacturing, Inc.

By:
Sheldon Mayer, President

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